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Exhibit 3.1.3 Articles Of Amendment

                              ARTICLES OF AMENDMENT
                         TO ARTICLES OF INCORPORATION OF
                              ARMOR ENTERPRISES, INC.

PURSUANT TO THE PROVISIONS OF SECTION 607.1006, FLORIDA STATUTES, THIS FLORIDAPROFIT CORPORATION ADOPTS THE FOLLOWING ARTICLES OF AMENDMENT TO ITS ARTICLES OFINCORPORATION:

FIRST:  Amendment adopted:

                  ARTICLE I IS HEREBY AMENDED TO READ AS FOLLOWS:

              THE NAME OF THE CORPORATION IS ARMOR ELECTRIC INC.

SECOND:  There is no change to the authorized capital of the corporation.

THIRD:  The date of the amendment's adoption is June 4,2004.

FORTH:  Adoption of Amendments:

The amendment was approved by shareholders. The number of votes cast for the amendment was sufficient for approval.

Signed this 4th day of June 2004.

/S/ MERRILL MOSES
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Merrill Moses, President